Exhibit 99.1

Sterling Construction Co., Inc.	STRL	Q1 2016 Earnings Call	May 2, 2016
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Jennifer Maxwell – Director-Investor Relations, Sterling Construction Co., Inc.

Paul J. Varello – Chief Executive Officer, Sterling Construction Co., Inc.

Ronald A. Ballschmiede – Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings, and welcome to the Sterling Construction Company’s First Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jennifer Maxwell, Director of Investor Relations for Sterling Construction Company. Please go ahead, Ms. Maxwell.

Jennifer Maxwell, Director-Investor Relations

Thanks, Kevin, and good morning, everyone. Participating with me on our call today is our Chief Executive Officer, Paul Varello; and our Chief Financial Officer, Ron Ballschmiede.

Just as a reminder, today’s conference call includes certain statements that fall within the definition of forward-looking statements under the Private Securities Litigation Reform Act. Any such statements are subject to risks and uncertainties, including overall economic and market conditions; federal, state and local government funding; competitor and customer actions; and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the company’s filings with the Securities and Exchange Commission.

Accordingly, such statements should be considered in light of those risks. Any prediction by the company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction made once will – once made will continue thereafter to reflect management’s beliefs, and the company does not undertake to publicly update those predictions. As a further housekeeping matter, please note we will not be having a Q&A session today, in light of the pending public offering of our shares announced this morning.

And now, I would like to turn the call over to our CEO, Paul Varello. Paul?

Paul J. Varello, Chief Executive Officer

Thanks, Jennifer, and good morning, everybody. You will note that today’s earnings call is a full week earlier than our previous calls. In great part, that’s because our subsidiaries and our financial teams have worked hard to improve the quality and the timeliness of the information we receive. As a result, we intend to report earnings one week earlier in the future.

Now, onto business. As I mentioned in our last call, 2015 was definitely a rebuilding year for Sterling. We accomplished many of our goals, including strengthening our management team and improving our estimating and project execution efforts. We believe that our turn-around efforts are starting to show meaningful results this year.

1

Last year, we focused less on top line growth and more on bottom line profitability. As a result, our revenue in 2015 dropped by $50 million from the previous year, but our net earnings began to improve. By the fourth quarter, we believe that we have sorted out most of our challenges, and we were able to focus our efforts on selectively bidding and winning projects that fit our capabilities and would improve our earnings. The results have been gratifying.

During the last two quarters, we won $390 million worth of new projects at an average margin of more than 8.5%. In addition, gross margins have shown significant improvement on a quarter-to-quarter basis when compared to the prior year’s results.

Here are the comparative numbers. This past Q1 of 2016 was 880 basis points higher than Q1 of 2015, and Q4 of 2015 was 560 basis points higher than Q4 of 2014, and Q3 of 2015 was 380 basis points higher than Q3 of the prior year.

We expect this pattern of margin improvement to continue. Of course, we will take time – it will take time for these new projects to get underway and to produce higher earnings. Generally, our projects don’t start generating meaningful revenues for six months to eight months after the bid date. In addition, we have to complete approximately $70 million worth of legacy jobs that we’ll finish over the next couple of quarters and will generate small to zero margins.

We believe that we will start to see the higher margin projects generate stronger earnings in Q3 and beyond. In addition, by yearend, we anticipate that our overall backlog margin will be in the range of 8.5% to 9%.

Living here in Texas these days, you can’t seem to have a conversation without mentioning the weather. Mother Nature hasn’t been too kind to us this – so far this year. During Q1, we experienced challenging weather conditions, including rain here in Texas and snow in our Nevada, Utah and Colorado operations. In addition, substantial rainfall in early April continue to impact our Texas operations in Q2 with widespread flooding affecting more than 60% of our Texas projects. The good news is that we seem to have recovered rather quickly and have sustained only minor damage to our work and our equipment. So far, we’ve only lost a week of production in Q2, and that’s not bad when you consider that – most weather experts consider this a 500-year flood.

Our Q1 revenues and our net income were somewhat less than budgeted with revenues of $126 million, slightly below our expectations but $8 million higher than Q1 of the year before. Our Q1 net earnings – during Q1, we had a net loss attributable to Sterling stockholders of $7.3 million compared to a net loss of $17 million in Q1 of last year. While we sustained this loss in Q1, we continue to believe that our full year results for revenue and net income will fall within the ranges we had forecasted in our last call. Those ranges were $700 million to $735 million for revenue and $5 million to $8 million for net earnings.

With regard to the business environment going forward, we continue to see significant increases in infrastructure spending at the federal, state and municipal levels. As you know, those investments create substantial growth opportunities for Sterling.

In conclusion, our turn-around efforts, though not complete, are driving significant year-over-year improvements and building the foundation for what we believe will be sustained revenue and earnings growth in the years ahead. While we are not content that this year’s forecasted level of earnings is acceptable, we are encouraged that our numbers are expected to be positive and will continue to improve beyond. We are confident that Sterling is on the right track and position to generate improved profitability and shareholder value in the years to come.

Now, I’d like to ask our CFO, Ron Ballschmiede, to offer his report. Ron?

2

Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President

Thanks, Paul, and good morning, everyone. Let me start with building on Paul’s backlog comments by providing a few additional details around our recent backlog trends. At March 31, 2015; September 30, 2015; and December 31, 2015, our backlog stood at $744 million, $718 million and $761 million, respectively. And importantly, the embedded gross margin for those projects over that period of time was 6% at March 31, 2015; 6.5% at September 30, 2015; and 7% at December 31, 2015. During the first quarter of 2006 (sic) [2016] (08:03), backlog increased by $93 million to end at a record level of $854 million.

Turning to the margin in that backlog. At March 31, 2016, our gross margin in backlog was 7.7%, a 70 basis improvement over the year-end 2015 level. We believe that this trend reflects progress made in the diligence around selecting the right projects to bid on, improvements in project execution and the significant increases in transportation and infrastructure bid opportunities.

Revenues for the first quarter of 2015 were $127 million – sorry, for 2016 was $127 million, slightly short of our expectations, yet more than $8 million higher than – Q1 revenues of last year, which were $118 million. The first quarter helped – was not helped by poor weather in many of our markets.

With record volume of $957 million of backlog, [ph] plus little bit (09:16) pending at December 31, 2015 and the continued strength in the transportation and infrastructure markets. Our full year revenue guidance remains in the $700 million to $735 million range. Mathematically, that means that, in order to get to the midpoint of the full year guidance, we expect to record total additional revenues of approximately $500 million during the last three quarters of 2016.

Directionally, we expect significantly higher revenues in each of our three remaining quarters with sequential growth in the second and third quarters followed by the expected seasonal revenue decline for the fourth quarter.

Gross profit for the first quarter totaled $3.8 million or 3% of revenues compared to a negative $6.8 million for the comparable period of 2015. And perhaps more meaningful, gross profit totaled $12.2 million or 8% in our preceding quarter ended December 31, 2015.

The decline in our gross profit from the preceding quarter to the first quarter of 2016 was primarily driven by three items. First and foremost is the volume of work executed. The drop in revenues between the two quarters totaled $26 million with a backlog gross margin rate of 7%. At the beginning of the year, this low revenue volume decreased gross profit by approximately $1.8 million.

Of more significance is the amount of unallocated indirect costs or unabsorbed overhead resulting from the lower revenue level when compared to the next three quarters of 2016. The unabsorbed overhead totaled approximately $3.2 million or 2.6% of revenue in the first quarter of 2016. The anticipated higher level of revenues in each of the next three quarters are expected to result in greater absorption of overhead costs and are expected to significantly recover the first quarter under absorption.

Secondly, we entered 2016 with approximately $86 million of backlog from revenue – from legacy projects, carrying essentially zero margins. During the first quarter, approximately $16 million of that backlog was reported as revenue. A majority of the remaining balance of that backlog is anticipated to be converted to revenues in the second quarter of 2016 and to a lesser extent during the following quarter. Finally, during Q1, we recorded an additional loss of approximately $1 million related to a West Coast project, which was substantially completed in the prior year. The most significant portion of that loss related to unfavorable developments from a [ph] subcontractor plan. (12:15)

3

Our general and administrative expense for the first quarter was $10.5 million, down from $11.6 million from the comparable 2015 quarter. The year-over-year decline was largely the result of one-time employee severance cost of $2.4 million in the first quarter of 2015 and was partially offset by higher employee and benefit-related cost in the first quarter of 2016. We continue to expect our full year general and administrative expense to be approximately 5.5% of revenue.

Other operating income decreased from $1.5 million in the first quarter of 2015 to $200,000 in the first quarter of 2016. Approximately $700,000 of that decline resulted from lower member’s interest earnings from our two 50%-owned joint venture subsidiaries.

As you may recall, as a result of the prior year’s amended agreement, beginning in the fourth quarter of 2015 and going forward, both member’s interests are now included as other income expense, a component of operating income. The balance of the reduction in other income primarily relates to the first quarter 2015 gains from the disposal of property and equipment of $759,000 compared to a $175,000 loss from disposal activities in the comparable 2016 period.

Interest expense for 2016’s first quarter was $873,000 compared to the first quarter of 2015 of $382,000. The increase reflects the higher interest rate of our asset-based lending facility and changes in our average debt balance. The summation of all of these changes resulted in Q1 net loss attributable to Sterling’s common shareholders of $7.3 million at a net loss per share of $0.37 compared to Q1 2015 loss of $17 million or $0.90 per share.

As Paul mentioned, in March 31, 2016, our backlog, together with new awards that were won but not yet entered into backlog, totaled $921 million and carried a combined margin of 7.7%. Based on the strong level of combined backlog and the expected increases in infrastructure spending to be made at the federal, state and municipal levels, we expect to – we continue to expect to report full year 2016 net income attributable to common shareholders of $5 million to $8 million. This range consists of our previously announced net income per share guidance of $0.25 to $0.40 on average shares outstanding for the year of approximately 20 million shares.

Our actual gross margin performance against estimated margins has improved significantly. For contracts sold in 2012 and executed through the first quarter of 2016, overall average project gross margins eroded by over 7% of contract price. Similarly, projects sold in 2013 experienced gross margin paid of approximately 3%. For projects sold in 2014 and 2015 and executed through the first quarter of 2015, the average paid or in some cases improvement have been less than 1%.

Turning to our balance sheet. We ended the quarter with a cash balance of $15 million compared to cash balance of $4 million at the end of 2015. Additionally, our debt totaled $32 million at March 31, 2016 compared to $20 million at December 31, 2015. Significant cash activities during the quarter included the cash component of the company’s $7.3 million net loss, distributions of our members’ interest of $4.2 million and capital expenditures of $2.8 million, partially offset by depreciation and amortization of $4.2 million and an improvement in contract capital of $3.2 million.

We believe that the level and changes in our contract capital are good measures to manage our net investment and project activity. Our contract capital reflecting the combined net balances of our contracts in progress, receivables, inventory and accounts payables totaled $31.7 million at March 31, 2016.

As we discussed at our year-end earnings call, we are continuing to explore additional capital raising alternatives to provide for the incremental working capital necessary to ramp up our significant new awards, to further strengthen our financial position and provide the additional financial flexibility necessary to take advantage of this improving transportation infrastructure market.

4

Our capital raising alternatives include the potential sale of real estate, equipment, businesses and equity, the favorable resolution of outstanding contract claims, refinancing our equipment base facility or a combination thereof. We believe that improving our financial condition and financial flexibility through the steps described above, together with achieving our earnings expectations for the year, will provide the underpinning necessary to return to a more traditional credit facility towards the end of 2016.

I’m sure that many of you have had the chance to look at our first quarter earnings release. We have also filed our first quarter Form 10-Q earlier this morning. For additional information, please read our Form 10-Q, including the MD&A for additional information on our quarter, our market developments and our future expectations.

With that, I’ll turn it back to Paul.

Paul J. Varello, Chief Executive Officer

Thanks, Ron. As Jennifer mentioned earlier, we are – we will not be having a Q&A discussion today. However, we will be happy to take your calls at a later time. If you wish to schedule a call, please feel free to contact our Director of Investor Relations, Jennifer Maxwell, or our partners at the equity group. Their contact information can be found on the bottom of our press release. I’d like to thank you for joining our call today.

Operator: Thank you. This does conclude today’s teleconference. You may disconnect your line at this time, and have a wonderful day. We thank you for your participation today.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2016. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.